UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

SYNERGETICS USA, INC.
(Name of Subject Company)

SYNERGETICS USA, INC.
(Name of Persons Filing Statement)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

87160 G 107
(CUSIP Number of Class of Securities)

Peter Rasche
General Counsel
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
Telephone: (636) 939-5100
(Name, address, and telephone number of persons authorized to receive notices and communications on behalf of the person filing statement)

Copies to:

David W. Braswell
Armstrong Teasdale LLP
7700 Forsyth Blvd., Suite 1800
St. Louis, Missouri 63105
(314) 621-5070

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by Synergetics USA, Inc. on September 2, 2015 (including all exhibits attached thereto) is incorporated herein by reference.